EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2006 Employee Stock Purchase Plan of Pharmion Corporation by reference therein of our reports dated March 16, 2006, with respect to the consolidated financial statements and schedules of Pharmion Corporation included in its annual report (Form 10-K) for the year ended December 31, 2005, Pharmion Corporation’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Pharmion Corporation, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Denver, Colorado
June 23, 2006